Exhibit 99.1

RPM’s INTERNAL GROWTH DRIVES RECORD FIRST-QUARTER SALES AND EARNINGS

•	Fiscal 2005 first-quarter sales rise 14 percent
•	Earnings per share increase 15 percent

MEDINA, Ohio, – October 6, 2004 – RPM International Inc. (NYSE: RPM) today announced a record quarter for sales, earnings and earnings per share for its fiscal 2005 first quarter ended August 31, 2004.

“Market demand remained solid in both our industrial and consumer segments during our first quarter,” said Frank C. Sullivan, president and CEO. “We continue to successfully supplement underlying growth with the introduction of new products and services, which are quickly gaining market acceptance.”

First-Quarter Sales and Earnings

RPM reported net sales of $661.5 million for the fiscal 2005 first quarter, a 13.9 percent increase over last year’s first quarter. Organic growth increased sales by $65.5 million, or 11.3 percent. Acquisitions, net of a small divestiture, added $8.2 million, or 1.4 percent, and net favorable foreign exchange rates contributed $6.8 million, or 1.2 percent, to the sales growth. A reclassification of co-op advertising expense was made to better conform with industry practice, which, on a comparative basis, reduced reported fiscal 2004 first-quarter net sales and selling, general and administrative expenses (SG&A) by $9.1 million. This change in classification for co-op advertising expense does not affect earnings before interest and taxes (EBIT), net income or earnings per share.

Net income reached $54.5 million, an improvement of 14.3 percent over last year’s first quarter, while diluted earnings per share rose to a record $0.47, a 14.6 percent improvement compared with the fiscal 2004 first quarter. The company elected early adoption of FAS 123 (“Accounting for Stock-Based Compensation”) effective June 1, 2004, which reduced fiscal 2005 first-quarter earnings by approximately one-half cent per share.

Consolidated EBIT increased 15.3 percent to $92.4 million compared with last year’s $80.2 million. The EBIT margin improved to 14.0 percent of sales from 13.8 percent a year ago. The margin improvement reflects strong growth in sales volume, productivity gains, cost controls, initial price increases and accretive acquisitions, which collectively more than offset the impact of higher raw material costs. The company will continue to implement price increases in an effort to recover higher raw material costs, which have negatively affected gross margins, particularly in the consumer segment.

Both operating segments grew substantially year over year during the first quarter. RPM’s industrial segment continued to benefit from the organic growth that began in the second half of fiscal 2004. Industrial segment net sales grew by 15.6 percent, of which 11.9 percent was organic, including strength in roofing services, commercial construction sealants, admixtures, exterior insulation finishing systems (EIFS), and powder coatings. The industrial segment continued to benefit from earnings leverage on strong sales, boosting EBIT by 19.3 percent.

Consumer segment net sales grew 11.8 percent compared with first-quarter 2004, with 10.5 percent of this growth being organic as strong retail demand continued nearly throughout this segment, including wood care products and EPOXYShield® garage floor coatings. Consumer segment EBIT grew by 9.9 percent, with higher raw material costs more than offsetting this segment’s earnings leverage from the higher sales.

Reconciliations of EBIT to the most comparable Generally Accepted Accounting Principles (GAAP) measures and an explanation of how RPM uses EBIT in managing its businesses are provided in the supplemental data attached to this release.

Cash flow from operations was $41.0 million, an increase over fiscal 2004 first-quarter cash flow of $30.9 million. After-tax asbestos-related payments during the 2005 first quarter were $11.9 million versus last year’s $4.8 million; however, last year’s first quarter had the benefit of the remaining third party insurance supplement, amounting to $9.4 million. Therefore, before taxes and insurance, total asbestos-related payments of $19.0 million this year compare with $17.1 million last year. Capital expenditures of $7.4 million during the 2005 quarter compare with depreciation of $12.3 million. Total debt increased by $3.9 million, to $723.8 million, including a $4.5 million note given in a small acquisition during the 2005 quarter. The debt-to-capital ratio remained unchanged from the fiscal year ended May 31, 2004, at 42 percent, but improved from 45 percent one year ago.

Business Outlook

“We are pleased with the strong growth in our first quarter, though it is important to note that we may not be able to sustain this level of sales growth as we face tougher comparisons to the prior year in the coming quarters,” Sullivan said. “Additionally, rising raw material prices will continue to be a concern. Despite these challenges, we continue to anticipate high single-digit growth in revenues and 10 to 12 percent earnings growth for the full 2005 fiscal year.”

Webcast Information

RPM will host a conference call at 10:00 a.m. Eastern time on Wednesday, October 6, 2004. The call may be accessed by dialing 800-299-7089 or over the Internet through RPM’s web site at http://www.rpminc.com. Please access approximately 10 minutes before the call to complete registration. A replay will be available from approximately noon Eastern time on October 6 until 8:00 p.m. Eastern time on October 13, on RPM’s web site or by dialing 888-286-8010 and citing access code 50958063. A transcript of the call will be posted on the web site as soon as possible.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president – finance and communication, at 330-273-8820 or ghasman@rpminc.com.

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-114259), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
In thousands, except per share data

	Three Months Ended August 31,
	2004	2003
Net Sales	$661,513	$581,023
Cost of sales	366,626	313,980

Gross profit	294,887	267,043
Selling, general & administrative expenses	202,442	186,850
Interest expense, net	7,970	6,283

Income before income taxes	84,475	73,910
Provision for income taxes	29,989	26,238

Net Income	$54,486	$47,672

Basic earnings per share of common stock	$0.47	$0.41

Diluted earnings per share of common stock	$0.47	$0.41

Average shares of common stock outstanding — basic	116,163	115,557

Average shares of common stock outstanding — diluted	117,078	116,233

SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)
In thousands

	Three Months Ended August 31,
	2004	2003
Net Sales:
Industrial Segment	$365,508	$316,194
Consumer Segment	296,005	264,829

Total	$661,513	$581,023

Income Before Income Taxes(a):
Industrial Segment Income Before Income Taxes(a)	$56,136	$47,020
Interest (Expense), Net	11	(25)

EBIT(b)	$56,125	$47,045

Consumer Segment
Income Before Income Taxes(a)	$46,355	$42,146
Interest (Expense), Net	49	11

EBIT(b)	$46,306	$42,135

Corporate/Other
Income Before Income Taxes(a)	$(18,016)	$(15,256)
Interest (Expense), Net	(8,030)	(6,269)

EBIT(b)	$(9,986)	$(8,987)

Consolidated
Income Before Income Taxes(a)	$84,475	$73,910
Interest (Expense), Net	(7,970)	(6,283)

EBIT(b)	$92,445	$80,193

(a)	The presentation includes a reconciliation of EBIT to Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States.

(b)	EBIT is defined as earnings before interest and taxes. We believe that EBIT provides one of the best comparative measures of pure operating performance, and it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies. EBIT is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. EBIT should not be considered in isolation, but with GAAP, and it is not indicative of operating income or cash flow from operations as determined by those principles. Our method of computation may or may not be comparable to other similarly titled measures of other companies. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
In thousands

	Three Months Ended August 31,
	2004	2003
Cash Flows From Operating Activities
Net income	$54,486	$47,672
Depreciation and amortization	16,275	15,127
Items not affecting cash and other	3,043	(2,177)
Changes in operating working capital	(20,901)	(24,908)
Changes in asbestos-related liabilities, net of tax	(11,879)	(4,829)

	41,024	30,885

Cash Flows From Investing Activities
Capital expenditures	(7,413)	(6,808)
Acquisition of businesses, net of cash acquired	(9,900)	(13,000)
Proceeds from the sale of assets	4,500
Other	908	(4,166)

	(11,905)	(23,974)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	3,926	4,042
Cash dividends	(16,253)	(15,019)
Exercise of stock options	1,062	853

	(11,265)	(10,124)

Increase (Decrease) in Cash and Short-Term Investments	$17,854	$(3,213)

CONSOLIDATED BALANCE SHEETS
In thousands

Assets	August 31, 2004	August 31, 2003	May 31, 2004
	(Unaudited)	(Unaudited)
Current Assets
Cash and short-term investments	$56,415	$47,512	$38,561
Trade accounts receivable	483,845	443,782	502,994
Allowance for doubtful accounts	(18,497)	(17,117)	(18,147)

Net trade accounts receivable	465,348	426,665	484,847
Inventories	295,938	255,627	289,359
Deferred income taxes	52,943	51,285	51,164
Prepaid expenses and other current assets	140,567	137,653	130,686

Total current assets	1,011,211	918,742	994,617

Property, Plant and Equipment, at Cost	768,992	717,811	767,072
Less allowance for depreciation and amortization	(392,528)	(350,681)	(386,017)

Property, plant and equipment, net	376,464	367,130	381,055

Other Assets
Goodwill	650,879	633,820	648,243
Other intangible assets, net of amortization	285,044	279,881	282,372
Other	45,410	34,705	46,832

Total other assets	981,333	948,406	977,447

Total Assets	$2,369,008	$2,234,278	$2,353,119

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$208,993	$154,222	$205,092
Current portion of long-term debt	233,562	1,802	991
Accrued compensation and benefits	57,304	52,864	88,670
Accrued loss reserves	53,628	59,764	56,699
Asbestos-related liabilities	47,500	41,583	47,500
Other accrued liabilities	70,536	61,166	72,222
Income taxes payable	18,190	17,628	6,319

Total current liabilities	689,713	389,029	477,493

Long-Term Liabilities
Long-term debt, less current maturities	490,284	728,367	718,929
Asbestos-related liabilities	24,101	95,274	43,107
Other long-term liabilities	59,658	58,896	59,910
Deferred income taxes	86,961	61,108	78,388

Total long-term liabilities	661,004	943,645	900,334

Total liabilities	1,350,717	1,332,674	1,377,827

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 116,271; 116,122)	1,163	1,156	1,161
Paid-in capital	514,777	509,332	513,986
Treasury stock, at cost	829	(589)
Accumulated other comprehensive loss	(737)	(26,739)	(3,881)
Retained earnings	502,259	418,444	464,026

Total stockholders’ equity	1,018,291	901,604	975,292

Total Liabilities and Stockholders’ Equity	$2,369,008	$2,234,278	$2,353,119